Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-267273

PROSPECTUS SUPPLEMENT No. 2

(To Prospectus dated September 2, 2022)

$50 Million of Our Common Stock Issuable Upon the Exercise of Rights

This prospectus supplement is being filed to update and supplement the information contained in the prospectus supplement dated January 9, 2023 (together with the accompanying base prospectus, the “Prospectus”) related to the PLBY Group, Inc. (the “Company”) previously distributed, at no charge, to the holders of record of our outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), as of 5:00 p.m., Eastern Time, on December 16, 2022, non-transferable subscription rights to purchase an aggregate of up to $50 million of our Common Stock (the “Rights Offering”), with information regarding the final settlement of and number of shares of Common Stock being issued pursuant to the Rights Offering.

Pursuant to the terms of the Rights Offering, the Company is issuing, in the aggregate, 19,561,050 shares of Common Stock, at a subscription price of $2.5561 per share, for total gross proceeds of $50 million.

Because the Rights Offering was over-subscribed, the Company will not be issuing any shares of Common Stock pursuant to the backstop commitment made by purchasers in the previously announced registered direct offering, in which such purchasers agreed to purchase up to an additional $10 million of shares of Common Stock, only to the extent that the Rights Offering was not fully subscribed. Accordingly, the total gross proceeds received by the Company, before applicable fees and expenses, from the registered direct offering were $15 million.

In connection with the Rights Offering, the Company entered into a standstill agreement (the “Standstill Agreement”) with Rizvi Opportunistic Equity Fund, L.P., Rizvi Opportunistic Equity Fund (TI), L.P., Rizvi Opportunistic Equity Fund I-B, L.P., Rizvi Opportunistic Equity Fund I-B (TI), L.P., Rizvi Opportunistic Equity Fund II, L.P., Rizvi Traverse Partners LLC, Rizvi Traverse Partners II, LLC and RT-ICON FF LLC (collectively, “RTM”) pursuant to which, among other limitations, RTM and their affiliates agreed not to purchase shares of Common Stock, such that RTM and their affiliates’ ownership would exceed 29.99% of the Company in the aggregate following any acquisition of Common Stock during the standstill period. The standstill period means any period from and after January 30, 2023 in which RTM and their affiliates collectively own, beneficially or of record, more than 14.9% of the total outstanding shares of Common Stock. As a result, the Company limited RTM’s allocation in the over-subscription in the Rights Offering such that it owns 29.99% of the Company’s outstanding Common Stock as of the closing of the Rights Offering.

This prospectus supplement updates and supplements the information in the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “Risk Factors” SECTION BEGINNING ON PAGE S-8 OF THE PROSPECTUS, ITEM 1A (“Risk Factors”) BEGINNING ON PAGE 11 OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2022, AND ITEM 1A (“RISK FACTORS”) BEGINNING ON PAGE 59 OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2022, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON NOVEMBER 9, 2022, WHICH ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS, AS WELL AS THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THE PROSPECTUS.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “PLBY.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Manager

Jefferies

The date of this prospectus supplement is February 1, 2023